Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of April 26, 2021, is by and among KJM Children’s, LLC and MAM Dynasty, LLC (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G or Schedule 13D with respect to shares of Common Stock, $0.001 par value, of Steele Creek Capital Corporation, beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-l(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the Filers hereby agrees to file a single statement on Schedule 13G and/or l3D (and any amendments thereto) on behalf of each of such parties, and hereby further agrees to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. Each of the Filers further agrees that each Filer is responsible for the timely filing of such statement on Schedule 13G and/or Schedule 13D (and any amendments thereto), and for the accuracy and completeness of the information concerning such Filer, but shall not be responsible for the completeness and accuracy of the information concerning the other Filer, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

KJM Children’s, LLC

/s/ Ken Moelis
Ken Moelis, Managing Member

MAM Dynasty, LLC

/s/ Ken Moelis
Ken Moelis, Managing Member